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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 iPAYMENT, INC.

      The undersigned person, in order to form a corporation under the General Corporation Law of the State of Delaware (the "General Corporation Law"), adopts the following Certificate of Incorporation for such corporation:

      I. NAME. The name of the corporation is iPayment, Inc. (the
"Corporation").

      II. REGISTERED OFFICE. The address of the registered office of the Corporation in Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The Corporation's registered agent at the registered office is The Corporation Trust Company.

      III. PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

      IV. CAPITAL STOCK.

            A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 120,000,000, consisting of (i) 100,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"), and (ii) 20,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock").

            B. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of shares of the Preferred Stock from time to time in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law.

            C. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of Preferred Stock of any series as may be stated or expressed herein or designated by the Board of Directors upon any issuance of Preferred Stock of any series.

            D. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

            E. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors,
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subject, however, to any preferential or any other dividend rights of any then outstanding series of Preferred Stock.

      V. PREEMPTIVE RIGHTS. The stockholders of the Corporation shall not have preemptive rights except as granted by the Corporation pursuant to written agreements.

      VI. LIABILITY OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of Title 8 of the General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended to authorize corporate action eliminating or further limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Any repeal or modification of the foregoing by the stockholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. Until the foregoing provisions become effective, the liability of the directors shall be limited to the full extent permitted by law.

      VII. INDEMNIFICATION. The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the fullest extent authorized or permitted by the General Corporation Law (as now or hereafter in effect), any person (or the estate of any person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent authorized or permitted by the General Corporation Law (as now or hereafter in effect), nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may have or hereafter acquire under this Certificate of Incorporation or the Bylaws of the Corporation or under any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any repeal or modification of the foregoing by amendment or operation of law shall not adversely affect any right of a director, officer or employee of the Corporation existing at the time of such repeal or modification.

      VIII. AMENDMENT OF CERTIFICATE OF INCORPORATION. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing or anything contained in this Certificate of Incorporation to the contrary, no


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such action under this Article 11 shall change the redemption, conversion, voting or other rights of any class or series of Preferred Stock without the affirmative vote of the holders of a majority of each such class or series of Preferred Stock then outstanding.

      IX. INCORPORATOR. The name of the incorporator is Benjamin C. Huddleston and his address is 511 Union Street, Suite 2100, Nashville, Tennessee 37219.

      IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 6th day of August, 2002 and acknowledge the same to be my act and deed and the facts stated herein to be true.


                                            /s/ Benjamin C. Huddleston
                                            ------------------------------------
                                            Benjamin C. Huddleston, Incorporator


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